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                                                                   EXHIBIT 10.21

                        EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the "Agreement") is entered into by and between Walker Interactive Systems, Inc. (the "Company"), a Delaware corporation, and Frank M. Richardson ("Executive"), effective as of September 30,1999 ("Effective Date").


                                   WITNESSETH

     WHEREAS, the Company desires to employ Executive and to assure itself of the continued services of Executive, and Executive desires to be employed by the Company, under the terms and conditions herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. EMPLOYMENT BY THE COMPANY. The Company hereby employs Executive to render full-time services to the Company as its President and Chief Executive Officer. Executive shall have responsibilities, duties and authorities that are customarily associated with such position, and such other duties that are assigned by the Company's Board of Directors (the "Board"). Executive will be nominated for election to the Board at its first regular meeting following the Effective Date. Executive's employment by the Company shall commence on the Effective Date.

     2.   COMPENSATION.  The Company agrees to compensate Executive as follows:

          a. Base Salary - The Company shall pay Executive a base salary at the initial rate of $375,000 per year. Such base salary shall be paid pursuant to the Company's ordinary business practice, and shall be subject to ordinary payroll deductions and tax withholdings. Subsequent changes to the base salary rate, if any, shall be determined by the Board from time to time.

          b. Incentive Bonus Plan - Executive will be eligible for an incentive bonus. Target bonus will be 60% of base salary for on-plan performance. Results above plan will have accelerated payout with no cap. Bonus amounts will be set annually by Compensation Committee of the Board and paid annually in cash. For the first year of the executive's employment, the incentive bonus will be guaranteed to be a
          minimum of 30% of base salary.   The specific terms of the incentive
          bonus (e.g., performance targets, payment terms, etc.) will be agreed upon by the Executive and the Board and will be documented separately. Changes to the incentive bonus plan for subsequent years will be determined by the Board.

          c. Sign-on, Temporary Living and Relocation Bonus - Walker Interactive will provide the Executive a one-time "signing bonus" of $200,000 which can be drawn down by the Executive in total or in progress payments anytime

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          beginning 30 days after the Effective Date. This amount represents payment in full for all relocation, temporary living, related commuting and any similar expenses. This amount can be structured in a flexible and tax-advantaged manner if possible at Executive's option, but will not be "grossed up" or increased should Executive's actual expenses exceed this amount. Payments will be subject to withholding for payroll and income taxes to the extent required by law.

          d. Stock Options - The Executive will be granted stock options to purchase an aggregate total of 750,000 shares of the Company's common stock at an exercise price equal to the closing market price on the last trading day prior to the date this grant is approved by the Board. Options will vest over four years at the rate of 25% at the end of each year. Options will have a ten-year life. The terms of such options shall be as set forth in the Company's stock option plans and standard form stock option agreement, which agreement shall be modified as necessary to reflect the foregoing terms.

          e. Other Benefits - The Company will provide Executive with health insurance and other benefits consistent with Company policy for senior executives.

     3. OUTSIDE ACTIVITIES. Executive will be able to serve on up to two Board of Director positions provided these activities do not conflict with or diminish Executive's ability to conduct his duties as the Company's Chief Executive Officer. Any renewal of these Board positions, any new Board positions or any other professional activities unrelated to the Company will require the prior approval of the Walker Interactive Board of Directors.

     4. PROPRIETARY AND CONFIDENTIAL INFORMATION OBLIGATIONS. Executive agrees to execute the Company's standard Proprietary Information Agreement, a copy of which is attached as Exhibit A. Executive further acknowledges that these obligations continue upon termination of Executive's employment with the Company.

     5. EMPLOYEE HANDBOOK. By signing this Agreement, Executive acknowledges that he has received and read the Company's employee handbook. Executive agrees to abide by all Company policies and procedures.

     6. NONSOLICITATION. While employed by the Company and for two (2) years thereafter, Executive agrees that in order to protect the Company's confidential and proprietary information from unauthorized use, Executive will not, either directly or through others, solicit or attempt to solicit: any employee, consultant or independent contractor providing services to the Company within the prior six (6) months at the time of the Executive's termination of employment, to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of the sort provided by the Company to any customer, vendor or distributor of the Company which, at the time of termination or six (6) months immediately prior thereto, was listed on the Company's customer, vendor or distributor list.

     7. TERMINATION OF EMPLOYMENT. Executive and the Company each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without advance notice. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company.

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     7.1  Company-Initiated Termination.

          (a) If the Executive's employment terminates due to an Involuntary Termination Without Cause Executive shall be entitled to receive the following benefits, as severance: (i) a payment equal to Executive's Base Salary for twelve (12) months plus Executive's target bonus for the year in which termination occurs, (ii) COBRA Continuation Benefits; (iii) the portion of Executive's stock options that would have vested on or before the date twelve
(12) months from the occurrence of the Covered Termination shall accelerate and immediately become vested and exercisable. (iv) the period during which Executive may exercise any and all stock options deemed vested as of the date of Executive's termination shall be extended such that Executive will have twelve
(12) months after the date of such termination to exercise such options (provided that any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years).

          (b) Notwithstanding section 7.1 (a) above, if the Company (i) merges or combines with any other company or entity in a manner which produces a change of control; (ii) sells all or substantially all its assets to any other company or entity; (iii) has forty percent (40%) or more of its stock acquired by a person and/or affiliates of such person, the Executive shall receive: (i) continued payment of base salary for twelve (12) months following Executive's date of termination for any reason; (ii) continued health care benefits for twelve (12) months following Executive's termination of employment under the federal COBRA law; (iii) accelerated vesting of any and all shares, pursuant to any and all stock options granted to Executive; and (iv) twelve (12) months after the date of Executive's termination of employment for any reason to exercise any and all vested shares subject to any and all stock options granted to Executive (provided that any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years). For the purposes of this agreement, "change of control" means a merger or consolidation in which the Company is not the surviving corporation, or in which the shareholders of the Company immediately prior to the merger or consolidation do not hold a majority of the shares of the resulting corporation.

          (c) In the event Executive's employment is terminated at any time with Cause, all of Executive's compensation and benefits will cease immediately, and Executive shall not be entitled to any severance benefits.

          (d) Except as expressly provided herein, Executive will not be entitled to any other compensation, severance, pay-in-lieu of notice or any other such compensation. This severance provision does not affect the "at will" nature of Executive's employment.

          (e) Any severance payments to Executive with respect to a Company Termination or a Covered Termination shall be subject to applicable withholding for appropriate federal, state, local (and foreign, if applicable) income and employment taxes, and shall be payable at such time or times as the Company may elect; provided that Executive shall not receive such severance payments at a rate slower than the Company's regularly scheduled payment dates for payroll and bonus, as applicable. If Executive is indebted to the Company at his date of termination, the Company reserves the right to offset any severance payment under this Agreement by the amount of such indebtedness. In no event shall payment of any such severance payment be made prior to Executive's date of termination or in the absence of an effective release pursuant to Section 7.6.

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     7.2  Executive-Initiated Termination. Executive may voluntarily terminate his employment with the Company at any time by giving the Board thirty (30) days written notice. In the event Executive voluntarily terminates his employment with the Company, all of Executive's compensation and benefits will cease as of the termination date. Executive acknowledges that he will not receive any severance pay or benefits upon such voluntary termination. Termination of Executive's employment due to a Constructive Termination that constitutes a Covered Termination shall not be treated as a "voluntary termination" covered by this Section 7.2.

     7.3 Accrued Vacation Pay. In addition to any other amount payable under this Section 7, Executive will be entitled to receive any accrued vacation pay in accordance with the Company's vacation pay policy then in effect for employees generally.

     7.4 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the termination of Executive's employment or otherwise.

     7.5 Tax Consequences. Executive acknowledges that he has been advised by the Company to consult with a tax advisor or attorney with respect to the tax consequences, if any, of this Agreement to his stock option grants.

     7.6 Employee Agreement And Release Prior to Receipt of Benefits. Upon the occurrence of a Company Termination or a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of such termination, Executive shall execute the Employee Agreement and Release (the "Release") in the form attached hereto as Exhibit B. Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information and inventions agreement. It is understood that Executive has twenty-one (21) calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute such Release within the twenty-one (21)-day period, or if Executive revokes such Release within the subsequent seven (7)-day period, no benefits shall be payable under this Agreement, and this Agreement shall be null and void.

     7.7 Limitation on Competitive Activities. While employed by the Company and during the twelve (12) month period after the occurrence of a Company Termination or a Covered Termination, Executive will not directly or indirectly (whether for compensation or without compensation), as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any business activity that is competitive with the business of the Company ("Competitive Activity"). For purposes of this Agreement, "Competitive Activity" shall be deemed to include, without limitation, obtaining employment, performing work or providing services to SAP, PeopleSoft, Oracle, Hyperion or QSP (or any related corporation, partnership or other related entity). These Competitive Activities are prohibited in addition to any limitations on Executive's activities

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set forth in his Proprietary Information Agreement with the Company, and they are considered by the parties hereto to constitute a reasonable restriction for the purpose of protecting the business of the Company. However, if any such limitation is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If Executive does not comply with any of the foregoing, no benefits shall be payable under this Agreement, any benefits previously paid to Executive pursuant to this Agreement shall be repaid or surrendered to the Company, and this Agreement shall be null and void.

     7.8  Certain Reductions in Payments.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that any payment, distribution or other benefit provided by the Company to or for the benefit of Executive (whether paid or payable or provided or to be provided pursuant to the terms of this Agreement or otherwise) (a "Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 ("the Code") and (ii) but for this Section 7.7, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, in accordance with this Section 7.7, such Payments shall be reduced to the maximum amount that would result in no portion of the Payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in Executive's receipt of Payments that are greater than the net amount Executive would receive (after application of the Excise Tax) if no reduction is made. The amount of required reduction, if any, shall be the smallest amount so that the Executive's net proceeds with respect to the Payments (after taking into account payment of any Excise Tax and all federal, state and local income, employment or other taxes) shall be maximized. If, notwithstanding any reduction described in this Section 7.7 (or in the absence of any such reduction), the Internal Revenue Service (the "IRS") determines that a Payment is subject to the Excise Tax (or subject to a different amount of the Excise Tax than determined by the Company or the Executive), then Section 7.7(c) shall apply. If the Excise Tax is not eliminated pursuant to this Section 7.7, Executive shall pay the Excise Tax.

          (b) All determinations required to be made under this Section 7.7 shall be made by the Company's independent auditors. Such auditors shall provide detailed supporting calculations both to the Company and Executive. Any such reasonable determination by the Company's independent auditors shall be binding upon the Company and Executive. The Executive shall determine which and how much of the Payments, including without limitation any option acceleration benefits provide under this Agreement or any option ("Option Benefits"), as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 7.7, provided that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Company's independent auditors, the Company shall elect which and how much of the Option Benefits or other Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 7.7, and then the Company shall

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notify Executive promptly of such election. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

          (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Company's independent auditors hereunder, it is possible that Option Benefits or other Payments, as the case may be, will have been made by the Company which should not have been made ("Overpayment") or that additional Option Benefits or other Payments, as the case may be, which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Company's independent auditors, based upon the assertion of a deficiency by the IRS against Executive or the Company which the Company's independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan ab initio to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Company's independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     7.9 Definitions. For purposes of this Section 7, the following terms are defined as follows:

          (a) "Base Salary" means Executive's base salary (excluding overtime, bonuses, draws, commissions and other forms of additional compensation and benefits), at the rate in effect during the last regularly scheduled payroll period immediately preceding any termination of Executive's employment.

          (b) "Cause" means any of the following, as determined in good faith by the Board: (i) an intentional act which materially injures the Company; (ii) an intentional refusal or failure to follow lawful and reasonable directions of the Board or an individual to whom Executive reports (as appropriate); (iii) a willful and habitual neglect of duties; or (iv) a conviction of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company.

          (c) "Change of Control" means that the Company (i) merges or combines with any other company or entity and the Company is not the surviving corporation, or the stockholders of the Company immediately prior to the merger or consolidation do not hold a majority of the shares of the resulting corporation; (ii) sells all or substantially all its assets to any other company or entity; or (iii) has forty percent (40%) or more of its stock acquired by a person and/or affiliates of such person .

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          (d) "COBRA Continuation Benefits" means that Executive shall receive the following benefits: Executive and Executive's covered dependents who are enrolled in a health or dental plan sponsored by the Company may be eligible to continue coverage under such health or dental plan (or to convert to an individual policy), at the time of the Executive's termination of employment under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). The Company will notify the individual of any such right to continue health coverage at the time of termination. The Company will continue to pay its share of Executive's health insurance premiums until: (i) in the case of a Company Termination, three (3) months after the date of termination; and (ii) in the case of a Covered Termination, the earlier of twelve (12) months after the date of termination or such time as the Executive becomes eligible to participate in another employer's health insurance plan (the "COBRA Period"); provided that Executive elects to continue coverage under COBRA and timely pays Executive's portion of the premiums. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable insurance premiums during the COBRA Period will be credited as payment by Executive for purposes of Executive's payment required under COBRA. Therefore, the period during which Executive must elect to continue the Company's group medical or dental coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Executive, and all other rights and obligations of Executive under COBRA (except the obligation to pay insurance premiums that the Company pays during the COBRA Period) will be applied in the same manner that such rules would apply in the absence of this Agreement.

          (e) "Constructive Termination" means that Executive voluntarily terminates employment after any of the following are undertaken without Executive's express written consent: (A) the assignment to Executive of any duties or responsibilities which result in a diminution or adverse change of Executive's position, status or circumstances of employment; provided, however, that a mere change in Executive's title or reporting relationship shall not constitute a Constructive Termination; (B) a reduction by the Company in Executive's Base Salary; (C) a relocation of Executive's business office to a location more than thirty (30) miles from the location at which Executive performs duties as of the date of this Agreement, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations; (D) any breach by the Company of any provision of this Agreement or any other material agreement between Executive and the Company concerning Executive's employment; or (E) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

          (f) "Involuntary Termination Without Cause" means Executive's dismissal or discharge other than for Cause. The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be an Involuntary Termination Without Cause.

     8. INDEMNIFICATION AND DIRECTORS AND OFFICERS INSURANCE. The Company shall indemnify Executive for all acts or omissions of Executive while Executive is serving as an officer or director of the Company to the fullest extent not prohibited either by the Company's Certificate of Incorporation or Bylaws or by the laws of the State in which the Company is incorporated. If the Company chooses to insure some or all of this liability or related liabilities through the purchase of a directors and officers liability insurance policy ("D&O Insurance Policy"), Executive shall at all times be a

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named insured on such policy while Executive is an officer or director of the
Company and the Company is paying the premiums on any D&O Insurance Policy.

     9. NONEXCLUSIVITY. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination or Company Termination shall be payable in accordance with such plan, policy, practice or program.

     10. ATTORNEYS FEES. The Company shall pay reasonable legal fees and costs incurred by Executive in the negotiation and drafting of this agreement, up to a maximum of $5,000.

     11. NOTICES. All notices, request, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service), to the address listed below (or to such other address as either party shall designate by notice in writing to the other in accordance herein):

     If to the Company:

          Walker Interactive Systems, Inc.
          Marathon Plaza Three North
          303 Second Street
          San Francisco, CA 94107
          Attention:  Chief Financial Officer

     If to the Executive:

          Frank M. Richardson
          [Home Address]

     12.  GENERAL.

          12.1 Entire Agreement. This Agreement, together with the exhibits and agreements referred to herein, sets forth the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements.

          12.2 Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the remaining terms and provisions shall be unimpaired. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

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          12.3  Amendment or Termination of Agreement.  This Agreement may be
changed or terminated upon the mutual written consent of the Company and Execuitve. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or the Board has approved termination.

          12.4 Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Executive's duties under this Agreement, Executive agrees not to delegate the performance of his or her duties under this Agreement.

          12.5 Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

          12.6 Headings. This section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          12.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.


     In Witness Whereof, the parties have duly authorized and caused this Agreement to be executed as follows:


EXECUTIVE:                     Walker Interactive Systems, Inc.
Frank M. Richardson



                               By:
--------------------------         -----------------------------------------

Date:               , 1999     Title:
      --------------                  --------------------------------------

                               Date:               , 1999
                                     --------------

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                                   Exhibit B
                        EMPLOYEE AGREEMENT AND RELEASE

     I understand and agree completely to the terms set forth in the foregoing agreement.

     I hereby confirm my obligations under the Walker Interactive Systems, Inc.'s (the "Company") proprietary information and inventions agreement.

     In granting the release herein, I acknowledge that I understand that I am waiving the benefit of any provision of law in any jurisdiction to the following effect: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected her settlement with the debtor." (California Civil Code section 1542). I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

     Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; harassment; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification agreement.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (the "Effective Date").
WALKER INTERACTIVE SYSTEMS, INC.          FRANK M. RICHARDSON

By:
    --------------------------------      --------------------------------------
Title:                                    Date:
       -----------------------------            --------------------------------